Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)

                                                                                           Three months
                                                                                               ended           Year ended
                                                                                             March 31,        December 31,
                                                                                                2008              2007
                                                                                                ----              ----
Pretax loss from operations:
  Net loss.............................................................................        $ (5.8)           $(179.9)
  Add income tax expense (benefit).....................................................          (3.3)               6.9
                                                                                               ------            -------

     Pretax loss from operations.......................................................          (9.1)            (173.0)
                                                                                               ------            -------

Add fixed charges:
  Interest expense on corporate debt...................................................          16.4               72.3
  Interest expense on investment borrowings............................................          12.3               45.0
  Interest added to policyholder account balances .....................................          85.0              399.5
  Portion of rental (a)................................................................           3.6               13.7
                                                                                               ------            -------

     Fixed charges.....................................................................         117.3              530.5
                                                                                               ------            -------

     Adjusted earnings.................................................................        $108.2            $ 357.5
                                                                                               ======            =======

         Ratio of earnings to fixed charges............................................         (b)                (c)
                                                                                                 =                  =

Fixed charges..........................................................................        $117.3            $ 530.5
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries
  (divided by the ratio of income to pretax income)....................................           -                 21.7
                                                                                               ------            -------

     Fixed charges plus preferred dividends............................................        $117.3            $ 552.2
                                                                                               ======            =======

     Adjusted earnings.................................................................        $108.2            $ 357.5
                                                                                               ======            =======

         Ratio of earnings to fixed charges and preferred dividends....................         (b)                (d)
                                                                                                 =                  =

--------------------
     (a)  Interest portion of rental is estimated to be 33 percent.
     (b)  For such ratio, earnings were $9.1 million less than fixed charges.
     (c)  For such ratio, earnings were $173.0 million less than fixed charges.
     (d)  For such ratio, earnings were $194.7 million less than fixed charges.

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